Exhibit 10.2

DOMINION HOMES, INC.

AMENDED AND RESTATED 2003 STOCK OPTION AND

INCENTIVE EQUITY PLAN

RESTRICTED STOCK AWARD AGREEMENT

Dominion Homes, Inc., an Ohio corporation (the “Company”), hereby grants certain of its common shares, without par value (the “Shares”), to the Recipient named below, subject to the restrictions contained herein. The terms and conditions of this grant are set forth in this cover sheet, in the attached Agreement, in the Dominion Homes, Inc. Amended and Restated 2003 Stock Option and Incentive Equity Plan (the “Plan”) and in the Plan prospectus. Copies of the Plan and the Plan prospectus are attached.

Date of Grant: May 11, 2006

Name of Recipient: Jeffrey A. Croft

Recipient’s Social Security Number:                      -              -

Number of Shares Granted: 100,000 Shares

Vesting Start Date: March 20, 2006

Vesting Schedule: Subject to all of the terms and conditions set forth in the attached Agreement and the Plan, the restrictions on your Shares granted hereby will lapse as follows: (i) for 50% of the total Shares granted (50,000 Shares), the restrictions will lapse as to one-fourth of these Shares (12,500 Shares) on each of the first, second, third, and fourth anniversaries of the Vesting Start Date set forth above; and (ii) for 50% of the total Shares granted (50,000 Shares), the restrictions will lapse upon the Company’s achievement of $220 million in shareholders equity at the end of any fiscal quarter through and including December 31, 2009. The restrictions on the 50,000 Shares described in (i) above only will lapse and the Shares will fully and immediately vest if the Company terminates you without Cause (as defined in your Employment Agreement with the Company). Otherwise, termination of your employment for any reason will not result in a lapse of the restrictions on your Shares.

By signing this cover sheet, you agree to all of the terms and conditions described in the attached Agreement and in the Plan, a copy of which is also attached.

Recipient:	/s/ Jeffrey A. Croft
Jeffrey A. Croft

Company:	/s/ Christine A. Murry
Christine A. Murry, Vice President, Corporate Counsel and Secretary

DOMINION HOMES, INC.

AMENDED AND RESTATED 2003 STOCK OPTIONS AND

INCENTIVE EQUITY PLAN

RESTRICTED STOCK AWARD AGREEMENT

The Plan and Other Agreements	The text of the Plan, as it may be amended from time to time, is incorporated in this Agreement by reference. This Agreement (which also includes the cover sheet) and the Plan constitute the entire understanding between you and the Company regarding this grant of Restricted Stock. Any prior agreements, commitments or negotiations concerning such grant are superseded. In the event that any provision in this Agreement conflicts with any term in the Plan, the term in the Plan shall be deemed controlling. Certain capitalized terms used in this Agreement, but not otherwise defined herein, are defined in the Plan.

Vesting	The Shares granted under this Agreement shall initially be unvested, and, unless and until they vest in accordance with the Vesting Schedule on the attached cover sheet, they shall be subject to forfeiture. In the event of a “change in control” of the Company, all Shares granted under this Agreement shall fully vest effective as of the date of the change in control.

Termination of Service	Upon your Termination for any reason other than by the Company without Cause (as defined in your Employment Agreement with the Company or, if you do not have an Employment Agreement, as defined in the Plan), including Termination by reason of your death or Disability, any Shares which have not vested on or before your Termination shall be forfeited, and no Shares granted under this Agreement will continue to vest after your Termination. In the event that your employment is Terminated by the Company without Cause, (1) the Shares provided for in (i) at page 1 of this Agreement which have not vested on or before your Termination shall fully and immediately vest, and (2) the Shares provided for in (ii) at page 1 of this Agreement which have not vested on or before your Termination shall be forfeited and will not continue to vest after your Termination.

Tax Deduction Limitations	Notwithstanding any provision contained in the Plan, in this Agreement or in the attached cover sheet, if the vesting of any of the Shares in any taxable year of the Company would prevent the Company from deducting the then fair market value of such Shares for federal income tax purposes in such taxable year under any applicable provision of the Code, then, such Shares shall not become vested in such taxable year of the Company. Instead, any such Shares which would have become vested shall vest as of the first day of each succeeding taxable year of the Company, as to the maximum number permitted in each such year which would allow the Company to deduct the then fair market value of such Shares for federal income tax purposes.

Transfer Restrictions	Until the Shares are vested in accordance with the terms of this Agreement and the attached cover sheet, they may not be sold, assigned, transferred, pledged or otherwise encumbered. Certificates issued in respect of the Shares which are unvested shall be registered in your name and deposited by you, together with a stock power endorsed in blank, with the Company. Upon the vesting of Shares, such restrictions on transfer will terminate with respect to such vested Shares and the Company shall deliver to you the certificates issued in respect of such vested Shares.

Voting and Dividend Rights	Unless and until any unvested Shares are forfeited pursuant to the applicable provisions of this Agreement and the attached cover sheet, you shall have all voting rights with respect to the Shares. Any dividends associated with unvested Shares will be retained in an escrow account and distributed to you when the Shares vest or forfeited if the Shares are forfeited.

Income Tax Election	If you make an election under Section 83(b) of the Code, you shall provide to the Company a copy of such election within thirty (30) days of the filing of such election with the Internal Revenue Service.

Withholding Taxes	The Company shall be entitled and is authorized, if the Committee deems it necessary or desirable, to withhold (or to secure payment from you, in lieu of withholding) for any federal, state or local income taxes payable, as may be permitted under the Plan.

No Employment Rights	This Agreement does not give you the right to continue in the employment of the Company or any Subsidiary. The Company and each Subsidiary reserves the right to Terminate you at any time and for any reason, subject to the provisions of your Employment Agreement with the Company, if applicable.

Adjustments	The Committee may adjust the number of Shares covered by this Agreement under certain circumstances as provided in the Plan. Notwithstanding anything to the contrary contained in this Agreement, the Shares granted hereunder (and the vesting thereof) shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company becomes subject to such corporate activity.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Ohio.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.